Exhibit 5.1

March 12, 2026

Clywedog Therapeutics, Inc.

8 The Green, Suite 8666

Dover, DE 19901

No. 333- 291359

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Clywedog Therapeutics, Inc., a Delaware corporation (“Clywedog”), in connection with the preparation of a registration statement on Form S-4, initially filed on November 7, 2025 by Beacon Topco, Inc.1 (“Topco”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), (Registration No. 333- 291359) (as amended, the “Registration Statement”), relating to shares of Topco common stock, par value $0.0001 (“Topco Common Stock”), to be issued by Topco in connection with a business combination transaction, pursuant to that certain Agreement and Plan of Merger, dated September 29, 2025 (the “Original Merger Agreement”), as amended by that certain Amendment to the Agreement and Plan of Merger, dated as of February 22, 2026 (such amendment the “Merger Agreement Amendment,” together with the Original Merger Agreement, the “Merger Agreement”) with Clywedog, Topco, a direct wholly owned subsidiary of Barinthus Biotherapeutics plc (“Barinthus Bio”), and Cdog Merger Sub, Inc. (“Merger Sub”), a Delaware corporation and a direct wholly owned subsidiary of Topco, which provides for, amongst other things, the acquisition of Barinthus Bio and Clywedog by Topco (together, the “Combinations”).

Pursuant to the terms of the Merger Agreement, the Combinations are expected to be effected through (i) Topco’s acquisition of the entire issued and to be issued share capital of Barinthus Bio pursuant to (a) a scheme of arrangement resulting in Barinthus Bio becoming a direct wholly owned subsidiary of Topco (the “Scheme of Arrangement”), (b) a share purchase agreement pursuant to which the deferred A shares in the capital of Barinthus Bio will be acquired by Topco subject to and upon effectiveness of the Scheme of Arrangement, and (c) the Merger Agreement, and (ii) Merger Sub merging with and into Clywedog, with Clywedog continuing as the surviving corporation and a direct wholly owned subsidiary of Topco in accordance with the General Corporation Law of the State of Delaware (the “Merger”).

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related proxy statement/prospectus, other than as expressly stated herein with respect to the issuance of the Topco Common Stock.

We have examined the Registration Statement, the Merger Agreement, Topco’s certificate of incorporation and bylaws, and such records, certificates and other documents as we have deemed necessary to render this opinion. With respect to such examination, we have assumed: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the instruments, documents, certificates and records we have reviewed; (iv) at the time any shares of Topco Common Stock are sold or exchanged pursuant to the Registration Statement (the “Relevant Time”), the Registration Statement and any supplements and amendments thereto (including post-effective amendments) will be effective under the Act and will comply with all applicable laws; (v) at the Relevant Time, a proxy statement/prospectus will have been prepared and filed with the Commission describing Topco Common Stock offered thereby and all related documentation and will comply with all applicable laws; (vi) that Topco Common Stock will be issued and sold in compliance with applicable U.S. federal and state securities laws and in the manner stated in the Registration Statement; (vii) that there will be sufficient shares of Topco Common Stock authorized under Topco’s organizational documents that are not otherwise reserved for issuance; (viii) that the shares capital stock of Clywedog to be exchanged as consideration for Topco Common Stock are or will be at the time of the Merger validly issued, non-assessable, fully-paid and free and clear of liens; (ix) that the Merger Agreement and the actions contemplated therein, including the Merger and the proposed Amended and Restated Certificate of Incorporation of Topco, will be approved and adopted by the stockholders of Topco; and (x) the legal capacity of all natural persons. As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of Topco and Clywedog.

1 The registrant plans to change its name to “Clywedog Therapeutics Holdings, Inc.” following the effective date of the Registration Statement.

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Clywedog Therapeutics, Inc. March 12, 2026 Page 2

Based upon the foregoing examination and in reliance thereon, and subject to the limitations, assumptions and qualifications stated herein, and in reliance on statements of fact contained in the documents that we have examined, we are of the opinion that when the proposed Amended and Restated Certificate of Incorporation of Topco, attached as Annex E to the proxy statement/prospectus included in the Registration Statement, has been filed with the Secretary of State of the State of Delaware, the Topco Common Stock to be issued pursuant to and in the manner contemplated by the terms of the Merger Agreement, will be duly authorized and, upon issuance and delivery in exchange for the outstanding shares of capital stock of Clywedog in accordance with the terms of the Merger Agreement, will be validly issued, fully paid and non-assessable.

We are opining herein as to the General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws. For purposes of this opinion, we assume that Topco Common Stock will be issued in compliance with all applicable state securities or blue sky laws.

We hereby consent to the filing of this opinion letter as an exhibit to the above-referenced Registration Statement and to the use of our name wherever it appears in the Registration Statement and in any amendment thereto. In giving such consent, we do not believe that we are “experts” within the meaning of such term as used in the Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this opinion letter as an exhibit. In giving such consent, we do not thereby concede that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Snell & Wilmer L.L.P.

Snell & Wilmer L.L.P.